Exhibit 99.1

Syntel Reports Fourth Quarter 2012 Financial Results

Highlights:

•	Q4 revenue of $187.8M, up 9% from year-ago quarter, and 1% sequentially

•	Q4 EPS of $1.19 per diluted share, up 13% from year-ago quarter, but down 3% sequentially

•	Full year revenue increase of 13% to $723.9M

•	Full year EPS of $4.44 per diluted share

•	2012 year-ending cash & short term investments of $421.3M

•	Global Headcount of 21,407 on December 31, 2012, up 10% versus prior year

TROY, Mich. – February 14, 2013 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) company today announced financial results for the fourth quarter and full year, ended December 31, 2012.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased nine percent to $187.8 million, compared to $172.4 million in the prior-year period, and increased one percent sequentially from $186.4 million in the third quarter of 2012. During the fourth quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing seven percent and TeamSourcing at two percent.

The Company’s gross margin was 45.2 percent in the fourth quarter, compared to 42.1 percent in the prior-year period and 45.5 percent in the third quarter of 2012. Selling, General and Administrative (SG&A) expenses were 15 percent of revenue in the fourth quarter, compared to 11.4 percent in the prior-year period and 15.6 percent in the previous quarter.

The fourth quarter income from operations was 30.2 percent of revenue as compared to 30.7 percent in the prior-year period and 29.9 percent in the third quarter. The sequential rise in operating margin primarily reflects the impact of currency-related balance sheet translations and, to a lesser extent, lower marketing costs.

Net income for the fourth quarter was $49.9 million or $1.19 per diluted share, compared to $44 million or $1.05 per diluted share in the prior-year period and net income of $51.5 million or $1.23 per diluted share in the third quarter of 2012.

Full Year 2012 Financial Highlights

Revenue for 2012 increased 13 percent to $723.9 million, from $642.4 million in 2011. The Company’s 2012 operating margin was 29.3 percent, compared to 21.5 percent in 2011. Net income for the year was $185.5 million compared to $122.9 million in 2011. EPS for 2012 increased 50.7% to $4.44 per diluted share from $2.94 per diluted share in 2011. Year-over-year margins and earnings were impacted by currency fluctuations, wage increases, and costs associated with investments in hiring and infrastructure, among other factors.

During 2012, Syntel spent $32.3 million in CAPEX, largely in support of campus infrastructure, paid $106.2 million in regular and special dividends ($2.55 per share), and finished the year with cash and short-term investments of $421.3 million. The Company added 19 new clients during the year and ended 2012 with 21,407 employees globally.

Operational Highlights

“Our fourth quarter results reflect solid execution in a rapidly evolving business environment,” said Syntel CEO and President Prashant Ranade. “While we faced some challenges this quarter, healthy growth in our recurring revenue businesses and improving business efficiency helped us navigate through them.”

“We will maintain our customer centricity and drive growth in the verticals we serve with our domain-led solutions,” said Ranade. “We are optimistic about the opportunities before us, given our positioning within the end markets we serve and our high-quality customer relationships.”

“We continue to see an expanding role for global delivery in the years ahead and plan to invest in our capabilities to provide innovative solutions, which will help us garner growth that meets or exceeds overall market growth.”

2013 Guidance

Based on current visibility levels and an exchange rate assumption of 53 Indian Rupees to the dollar, the Company currently expects 2013 revenue of $780 to $810 million and EPS in the range of $4.15 to $4.45.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year 2012 results today on a conference call at 10:00 a.m. (EST). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 21, 2013 by dialing (855) 859-2056 and entering “98221987”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of December 31, 2012, Syntel employed more than 21,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011

Net revenues	$187,773	$172,420	$723,903	$642,404
Cost of revenues	102,918	99,802	408,919	395,455

Gross profit	84,855	72,618	314,984	246,949
Selling, general and administrative expenses	28,131	19,638	103,044	108,721

Income from operations	56,724	52,980	211,940	138,228

Other income, net	7,280	2,534	27,988	16,208

Income before income taxes	64,004	55,514	239,928	154,436

Income tax expense	14,077	11,554	54,385	31,580

Net income	$49,927	$43,960	$185,543	$122,856

Other Comprehensive Income(Loss)

Foreign currency translation adjustments	$(18,349)	$(33,350)	$(11,910)	$(69,832)

Gains (losses) on derivatives
Gains (losses) arising during period on net investment hedges	(324)	(2,817)	(1,558)	(4,077)

Unrealized gains(losses) on securities:
Unrealized holding gains arising during period	513	15	916	158
Reclassification adjustment for gains included in net income	(623)	(195)	(269)	(448)

	(110)	(180)	647	(290)

Defined benefit pension plans:
Net Profit(loss) arising during period	(1,038)	397	(1,051)	437
Amortization of prior service cost included in net periodic pension cost	8	8	32	37

	(1,030)	405	(1,019)	474

Other comprehensive income(loss), before tax	(19,813)	(35,942)	(13,840)	(73,725)
Income tax expenses related to Other Comprehensive Income(loss)	382	(82)	141	(124)

Other comprehensive income(loss), net of tax	(19,431)	(36,024)	(13,699)	(73,849)

Comprehensive Income(Loss)	$30,496	$7,936	$171,844	$49,007

Dividend per share	$2.31	$0.06	$2.49	$0.24

EARNINGS PER SHARE:
Basic	$1.20	$1.06	$4.45	$2.95
Diluted	$1.19	$1.05	$4.44	$2.94

Weighted average common shares outstanding:

Basic	41,739	41,651	41,697	41,619

Diluted	41,833	41,736	41,793	41,717

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$94,622	$104,628
Short term investments	326,653	215,798
Accounts receivable, net of allowance for doubtful accounts of $2,168 and $2,407 at December 31 , 2012 and December 31, 2011, respectively	86,004	88,573
Revenue earned in excess of billings	11,875	5,131
Deferred income taxes and other current assets	48,341	46,353

Total current assets	567,495	460,483

Property and equipment	204,151	179,576
Less accumulated depreciation and amortization	85,033	73,574

Property and equipment, net	119,118	106,002

Goodwill	906	906

Non current Term Deposits with Banks	14	130

Deferred income taxes and other non current assets	34,908	29,727

TOTAL ASSETS	$722,441	$597,248

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$49,889	$45,949
Income taxes payable	9,799	3,080
Accounts payable and other current liabilities	30,629	35,341
Loans and borrowings	50,029	—
Deferred revenue	4,694	9,692

Total current liabilities	145,040	94,062

Other non current liabilities	11,731	9,997

Total liabilities	156,771	104,059

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	565,670	493,189

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$722,441	$597,248